FOR IMMEDIATE RELEASE	Contact: Laura J. Wakeley
Office: 717-291-2616

Fulton Financial Corporation declares quarterly cash dividend

(September 18, 2012)  -- LANCASTER, Pa.  -- Fulton Financial Corporation (Nasdaq: FULT) will pay a quarterly cash dividend of eight cents per share on its common stock on October 15,  2012 to shareholders of record as of October 1, 2012. This amount is a one cent per share increase over the seven cents per share paid in July 2012.

Fulton Financial Corporation, a $16.3 billion Lancaster, Pa.-based financial holding company, has over 3,800 employees and operates more than 270 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six subsidiary banks.

Additional information on Fulton Financial Corporation can be found on the Internet at www.fult.com.

#   #   #